EXHIBIT 99.1

                       PRESS RELEASE DATED APRIL 23, 1998



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                       [AMSTERDAM FEDERAL BANK LETTERHEAD]



Form Immediate Release

Contact: Ambanc Holding Co., Inc. Robert J. Brittain, President and Chief Executive Officer (518) 842-7200
          AFSALA Bancorp, Inc., John M. Lisicki, Chairman, President and Chief Executive Officer (518) 842-5700

          Ambanc Holding Co., Inc. to Merger With AFSALA Bancorp, Inc.

Amsterdam, NY - (April 23, 1998) Ambanc Holding Co., Inc. and AFSALA Bancorp, Inc., announced they have signed a definitive agreement to merge AFSALA Bancorp, Inc. with Ambanc Holding Co., Inc. The transaction will be a tax-free, stock for stock exchange of 1.07 shares of Ambanc common stock for all outstanding shares of AFSALA, for a total value of approximately $30 million. Pending regulatory and shareholder approval, the acquisition is expected to be completed in the fourth quarter, 1998. In connection with the merger, AFSALA has approved an option to Ambanc to purchase 19.9% of its common stock, exercisable under certain circumstances.

         AFSALA Bancorp, Inc., which is headquartered in Amsterdam, New York has assets of $166 million, and deposits of $139 million. John M. Lisicki, Chairman, President and Chief Executive Officer of AFSALA Bancorp will become the President and Chief Executive Officer of the combined bank immediately following the consummation of the merger, and President and Chief Executive Officer of the holding company no later than January 1, 1999, following the retirement of Robert J. Brittain, the current President of Ambanc Holding Co. The combined bank will be renamed at a later date.

         As a result of the merger, Ambanc will have approximately $670 million in assets, $470 million in deposits, and 18 offices. "A partnership between Ambanc and AFSALA presents tremendous opportunities," says President and CEO of Ambanc, Robert Brittain. "This merger will allow us to provide even greater access to our complete line of bank products and services and will strengthen our position as the dominant local bank in terms of total deposits. In addition, this merger will resolve our management succession issues, allowing me to retire knowing that a capable and experienced executive, and an Amsterdam native, will be guiding Ambanc into the 21st century."

         AFSALA Chairman, President and CEO, John M. Lisicki, stated, "We've built a successful franchise and are pleased to partner with such a strong local organization. The coming together of these two companies - companies that have enjoyed a long tradition of success and respect in the communities that they serve - provides a win/win situation for customers and shareholders. We believe that the shareholders of the company become the owners of a premier franchise in our market area and I am pleased and honored in accepting the challenge of leading this combined entity. We will work hard at finding ways to combine operating systems, integrate businesses, cut costs and coordinate activities, without harming employee morale or disputing customer relationships. I believe this to be an exciting opportunity for both companies and I am looking forward to the process of increasing franchise value."

         Ambanc's common stock is traded on the NASDAQ Stock Market under the symbol "AHCI". AFSALA's common stock is traded on the NASDAQ Stock Market under the symbol "AFED".

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